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                                                                    EXHIBIT 99.1



                                                                     (PBIZ LOGO)


Contact:   Scott Meyerhoff
           Private Business, Inc.
           678-728-4464





                      PBIZ EXPANDS CURRENT CREDIT FACILITY


BRENTWOOD, Tenn. (April 6, 2006) - Private Business, Inc. (NASDAQ:PBIZ), ("PBiz"), a provider of technology-based solutions for community financial institutions and their small business customers, today announced that it has amended its current credit facility to increase the borrowing availability from $18.0 million to $19.75 million. In addition to the expansion, the Company also announced that First Horizon Bank and The Peoples Bank of Winder, Georgia, have joined Bank of America as lenders under the facility.

Commenting on the amendment, Chief Executive Officer of PBiz, Lynn Boggs, stated, "We are pleased to have increased the borrowing capacity on our existing facility. We are equally pleased to have added two high quality institutions to our lending group and are gratified by the confidence they have shown in Private Business."

ABOUT PBIZ

Private Business, Inc. (PBiz) offers a fully featured strategic product suite that provides core data processing, item processing and check imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, a teller automation system, turn-key leasing solutions, financial institution website design and hosting and retail inventory management services. PBiz believes its full suite of products and services will allow financial institutions and their small- to medium-sized business customers to better compete more effectively in today's aggressive financial services marketplace, grow their trusted financial relationships and provide increased profitability through the efficient use of technology and an expanded community presence.

For more information about PBiz, or its line of products for community financial institutions, please visit us on the web at www.pbizinc.com or contact marketing via email at pbiz@pbizinc.com or call, 800-235-5584.

SAFE HARBOR STATEMENT

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the ability of the Company's suite of products and services to enhance the competitiveness of its clients. These and other risks and uncertainties the company faces are detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


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